Exhibit 4.3

E4X INC. ISRAELI SHARE OPTION PLAN B

A. NAME AND PURPOSE

1. Name: This plan, as amended from time to time, shall be known as the “E4X Inc. Israeli Share Option Plan B” (the “Plan”).

2. Purpose: The purpose and intent of the Plan is to provide incentive to Israeli employees, directors, consultants and contractors of E4X Research and Development Ltd., a company organized under the laws of the State of Israel (the “Company”), by providing them with opportunities to purchase Common Stock, par value of US$ 0.01 each (“Shares”) of E4X Inc., the parent company of the Company (“Parent”), pursuant to a plan approved by the Board of Directors of the Parent (the “Board”) which is designed to benefit from, and is made pursuant to, the provisions of either Section 102 or Section3(9) of the Israeli Income Tax Ordinance [New Version] 1961 (the “Income Tax Ordinance”) and the rules and regulations promulgated thereunder.

B. GENERAL TERMS AND CONDITIONS OF THE PLAN

3. Administration:

3.1 The Board of Directors of the Parent may appoint a Compensation Committee which will consist of such number of Directors of the Parent, as may be fixed from time to time by the Board of Directors of the Parent. The Board of Directors shall appoint the members of the Committee, may from time to time remove members from, or add members to, the Committee and shall fill vacancies in the Committee however caused. The Plan will be administered by the Compensation Committee (collectively—the “Committee”).

3.2 The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as it shall determine. Actions taken by a majority of the members of the Committee, at a meeting at which a majority of its members is present, or acts reduced to, or approved in, writing by all members of the Committee, shall be the valid acts of the Committee. The Committee may appoint a Secretary, who shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3.3 Subject to the general terms and conditions of this Plan, the Committee shall have the full authority in its discretion, from time to time and at any time, to determine (i) the persons (“Grantees”) to whom options to purchase Shares (the “Options”) shall be granted, (ii) the number of Shares to be covered by each Option, (iii) the time or times at which the same shall be granted, (iv) the schedule and conditions on which such Options may be exercised and on which such Shares shall be paid for, (v) whether the Options will be granted pursuant to Section 102 of the Income Tax Ordinance (“102 Options”) or Section 3(9) of the Income Tax Ordinance (“3(9) Options”) and/or (vi) any other matter which is necessary or desirable for, or incidental to, the administration of the Plan. In determining the number of Shares covered by the Option to be granted to each Grantee, the Committee may consider, among other things, the Grantee’s salary and the duration of the Grantee’s employment by the Company. In the event the Committee fails to determine whether any Option are 102 Options or 3(9) Options, then (i) if the Grantee is an employee of the Company, such Option shall be deemed to be 102 Option and (ii) if the Grantee is not an employee of the Company, such Option shall be deemed 3(9) Option.

3.4 The Committee may, from time to time, adopt such rules and regulations for carrying out the Plan as it may deem necessary. No member of the Board or of the Committee shall be liable for any act or determination made in good faith with respect to the Plan or any Option granted thereunder.

3.5 The interpretation and construction by the Committee of any provision of the Plan or of any Option thereunder shall be final and conclusive unless otherwise determined by the Board.

4. Eligible Grantees:

4.1 The Committee, at its discretion, may grant Options to any employee, director, consultant or contractor of the Company. Anything in this Plan to the contrary notwithstanding, all grants of Options to directors and office holders (i.e., “Nosei Misra”, as such term is defined in the applicable Israeli companies law as may be in effect from time to time) shall be authorized and implemented only in accordance with the provisions of such ordinance or law.

4.2 The grant of an Option to a Grantee hereunder, shall neither entitle such Grantee to participate, nor disqualify him from participating, in any other grant of options pursuant to this Plan or any other share option plan of the Parent.

5. Grant of Options and Issuance of Shares in Trust; Dividend and Voting Rights:

5.1 Grant of Options and Issuance of Shares in Trust.

(a) Subject to Section 7.1 hereof, the effective date of the grant of an Option (the “Date of Grant”) shall be the date specified by the Committee in its determination relating to the award of such Option. The Committee shall promptly give the Grantee written notice (the “Notice of Grant”) of the grant of an Option.

(b) Anything herein to the contrary notwithstanding, all Options granted under the Plan shall be granted by the Parent to a trustee designated by the Committee and, with respect to 102 Options, approved by the Israeli Commissioner of Income Tax (the “Trustee”), and the Trustee shall hold each such Option and the Shares issued upon exercise thereof in trust (the “Trust”) for the benefit of the Grantee in respect of whom such Option was granted (the “Beneficial Grantee”). All certificates representing Shares issued to the Trustee under the Plan shall be deposited with the Trustee, and shall be held by the Trustee until such time that such Shares are released from the Trust as herein provided.

(c) Subject to Section 10 hereof and additional requirements of any applicable law, no Options or Shares shall be released from the Trust and no Grantee shall be entitled to exercise Options until seven (7) years from the Date Of Grant (such date being hereinafter referred to as the “Release Date”), provided, however, that upon the closing of (i) an initial underwritten public offering of Shares (an “IPO”), (ii) a sale of all or substantially all of the assets of the Parent or (iii) a merger, consolidation or reorganization of the Parent pursuant to which the holders of the outstanding Shares immediately prior to such transaction hold less than a majority of the outstanding share capital of the surviving entity, the Release Date shall be the date of such closing, and provided further that (1) the Options have vested pursuant to Section 7.3 hereof, and (2) with respect to any 102 Options the Release Date shall not precede the second anniversary of the Date of Grant thereof.

(d) Subject to the terms hereof, at any time after the Release Date with respect to any Options or Shares the following shall apply:

(i) Upon the written request of any Beneficial Grantee, the Trustee shall release from the Trust the Options granted, and/or the Shares issued, on behalf of such Beneficial Grantee, by executing and delivering to the Parent such instrument(s) as the Parent may require, giving due notice of such release to such Beneficial Grantee, provided, however, that the Trustee shall not so release any such Options and/or Shares to such Beneficial Grantee unless the latter, prior to, or concurrently with, such release, provides the Trustee with evidence, satisfactory in form and substance to the Trustee, that all taxes, if any, required to be paid upon such release have, in fact, been paid.

(ii) Alternatively, provided the Shares are listed on a stock exchange or admitted to trading on an electronic securities trading system (such as the Nasdaq Stock Market), upon the written instructions of the Beneficial Grantee to sell any Shares issued upon exercise of Options, the Trustee shall use its reasonable efforts to effect such sale and shall transfer such Shares to the purchaser thereof concurrently with the receipt, or after having made suitable arrangements to secure the payment of the proceeds, of the purchase price in such transaction. The Trustee shall withhold from such proceeds any and all taxes required to be paid in respect of such sale, shall remit the amount so withheld to the appropriate tax authorities and shall pay the balance thereof directly to the Beneficial Grantee, reporting to such Beneficial Grantee, to the Parent and to the Company the amount so withheld and paid to said tax authorities.

5.2 Dividend. All Shares issued upon the exercise of Options granted under the Plan shall entitle the Beneficial Grantee thereof to receive dividends with respect thereto. For so long as Shares issued to the Trustee on behalf of a Beneficial Grantee are held in the Trust, the dividends paid or distributed with respect thereto shall be remitted to the Trustee for the benefit of such Beneficial Grantee.

6. Reserved Shares: The Parent has reserved! 150,000 authorized but unissued Shares for purposes of issuance under the Plan subject to adjustments as provided in Section 11 hereof. All Shares under the Plan, in respect of which the right hereunder of a Grantee to purchase the same shall, for any reason, terminate, expire or otherwise cease to exist, shall again be available for grant through Options under the Plan.

7. Grant of Options:

7.1 The Committee in its discretion may award to Grantees Options available under the Plan. 102 Options may be granted at any time after the later of: (a) the approval of the Plan by the Committee and appointment of the Trustee by the appropriate income tax authorities; or (b) the passage of thirty (30) days following the delivery by the Company to the appropriate income tax authorities of a notice pertaining to the appointment of the Trustee and the adoption of the Plan.

7.2 The Notice of Grant shall state, inter alia, the number of Shares covered thereby, the vesting schedule, the dates when the Options may be exercised, the exercise price, whether the Options granted thereby are 102 Options or 3(9) Options, and such other terms and conditions as the Committee at its discretion may prescribe, provided that they are consistent with this Plan.

7.3 Without derogating from the rights and powers of the Committee under Section 7.2 hereof, unless otherwise specified by the Committee, the Options shall be for a term of ten (10) years, and, unless determined otherwise by the Committee, the schedule pursuant to which such Options shall vest, and the Beneficial Grantee thereof shall be entitled to pay for and acquire the Shares, shall be such that the Options shall be fully vested on the first business day following the passing of four (4) years from the Date of Grant (the “Vesting Period”) as follows: twenty five percent (25%) of the Options shall vest on each of the first, second, third and fourth anniversaries of the Adoption Date (the “Adoption Date” for the purpose of this Plan means the Date of Grant or any other date determined by the Committee for a given grant of Options).

8. Exercise Price: The exercise price per Share covered by each Option shall be determined by the Committee in its sole and absolute discretion; provided, however, that such exercise price shall not be less than the par value of the Shares into which such Option is exercisable.

9. Exercise of Options:

9.1 Options shall be exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of the Plan.

9.2 The exercise of an Option shall be made by a written notice of exercise (the “Notice of Exercise”) delivered by the Beneficial Grantee (or, with respect to Options held in the Trust, by the Trustee upon receipt of written instructions from the Beneficial Grantee) to the Parent at its principal executive office, specifying the number of Shares to be purchased and accompanied by the payment therefor, and containing such other terms and conditions as the Committee shall prescribe from time to time.

9.3 Anything herein to the contrary notwithstanding, but without derogating from the provisions of Section 10 hereof, if any Option has not been exercised and the Shares covered thereby not paid for within ten (10) years after the Date of Grant (or any shorter period set forth in the Notice of Grant), such Option and the right to acquire such Shares shall terminate, all interests and rights of the Grantee in and to the same shall ipso facto expire, and, in the event that in connection therewith any Options are still held in the Trust as aforesaid, the Trust with respect thereto shall ipso facto expire and the Trustee shall thereafter hold such Options in an unallocated pool until instructed by the Parent that some or all of such Options are again to be held in trust for one or more Grantees.

9.4 Each payment for Shares shall be in respect of a whole number of Shares, and shall be effected in cash or by a bank’s check payable to the order of the Parent, or such other method of payment acceptable to the Parent.

10. Termination of Employment:

10.1 In the event that a Grantee who was an employee of the Company on the Date of Grant of any Options ceases, for any reason, to be employed by the Company, all Options theretofore granted to such Grantee when such Grantee was an employee of the Company shall terminate as follows:

(a) All such Options, which are not vested at the time of the cessation of employment, shall terminate immediately.

(b) All the Options, which are vested at the time of the cessation of employment, shall be exercisable within six months from the cessation of the Grantee’s employment (but in no event after the expiration date of such Options), and shall thereafter terminate.

(c) Notwithstanding the aforesaid in Section 10.1(b) above, if the Grantee’s termination of employment is due to (i) breach of the Grantee’s duty of loyalty towards the Company, or (ii) breach of the Grantee’s duty of care towards the Company, or (iii) the Grantee has committed any flagrant criminal offense, or (iv) the Grantee has committed a fraudulent act towards the Company, or (v) the Grantee caused intentionally, by act or omission, any financial damage to the Company, all the Options whether vested or not shall ipso facto expire immediately and be of no legal effect.

10.2 In the event that a Grantee that is a director, consultant or contractor of the Company, ceases, for any reason, to serve as such prior to the vesting of any of his Options pursuant to the provisions of his Notice(s) of Grant, all Options theretofore granted to such Grantee which are not yet so vested in such Grantee shall terminate on such date of cessation of service as a director, consultant or contractor (“Date of Cessation”). For the purposes of this Section 10.2, Date of Cessation shall mean:

(a) with regard to directors, the date on which a director submits notice of resignation from the Board or the date on which the shareholders of the Company remove such director from the Board; and

(b) with regard to consultants and contractors, the date on which the consulting or contractor agreement between such consultant or contractor, as applicable, and the Company or the date on which either of the parties to such agreement sends the other notice of its intention to terminate said agreement.

11. Adjustment Upon Changes in Capitalization; Exit Events; Liquidation:

11.1 Subject to any required action by the shareholders of the Parent, the number of Shares covered by each outstanding Option, and the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per share of Shares covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares or the payment of a stock dividend (bonus shares) with respect to the Shares or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Parent; provided, however, that conversion of any convertible securities of the Parent shall not be deemed to have been “effected without receipt of consideration”. Except as expressly provided herein, no issuance by the Parent of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

11.2 Exit Events. In any of the following events (“Exit Events”): (i) a merger or consolidation of the Parent, with or into one or more other corporations following which the shareholders of the Parent immediately prior to such merger or consolidation shall hold shares representing less than a majority of the voting power of the outstanding shares of the surviving corporation; (ii) a sale of all or substantially all of the assets of the Parent; or (iii) any other transaction in which control of Parent is affected, the Committee shall be entitled, at its sole and absolute discretion, to determine the terms and conditions of the Options and/or the Option Shares, whether vested or unvested, including, without limitation:

(i) to determine that the Options, or any part thereof, shall vest and be exercised immediately (or otherwise shall terminate);

(ii) to determine that the Shares issuable upon exercise of the Options, or any part thereof, shall be sold to a third party as directed by the Board in accordance with the terms determined by the Board; and/or

(iii) upon any event where the consideration received shall be the exchange of the securities of the Parent for the securities of the acquiring company or a parent or a subsidiary of such company (the “Successor Entity”), to determine that each Option shall be substituted for an option to purchase shares of the Successor Entity (and appropriate adjustments shall be made in the purchase price per share to reflect such exchange), or shall be assumed by the Successor Entity.

11.3 Dissolution or Liquidation. If the Parent is liquidated, whether voluntarily or involuntarily, while unexercised Options remain vested under the Plan, the Parent shall immediately notify all Grantees of such liquidation resolution or order (as the case may be), and the Grantees shall then have ten (10) days to exercise any unexercised vested Options held by them at that time, in accordance with the exercise procedure set forth herein. Upon the expiration of such ten-day period, all remaining unexercised Options will terminate immediately. For avoidance of doubt any unvested Options will immediately terminate at the event of such liquidation.

12. Limitations on Transfer:

12.1 Non-Transferability. No Option shall be assignable or transferable by the Grantee to whom granted otherwise than by will or the laws of descent and distribution, and an Option may be exercised during the lifetime of the Grantee only by such Grantee or by such Grantee’s guardian or legal representative. The terms of such Option shall be binding upon the beneficiaries, executors, administrators, heirs and successors of such Grantee.

12.2 Underwriter’s Lock-up. If requested by any managing underwriter, each Grantee so requested shall enter into a lock-up agreement pursuant to which they will not, for a period of 120 days following the effective date of a registration statement for any primary or secondary public offering of Shares (or for a period of 180 days following the initial public offering of Shares) and for such reasonable period of time prior to the effective date of such registration statement as such underwriter may specify, offer, sell or otherwise dispose of any Shares, except any Shares sold pursuant to such registration statement, without the prior consent of such underwriter.

13. Term and Amendment of the Plan:

13.1 The Plan was authorized by the Board on August 1, 2001, and shall expire on July 31, 2011 (except as to Options outstanding on that date), but such expiration shall not affect the instructions contained herein or in any applicable law with respect to the Options and Shares held in the Trust at such time of expiration.

13.2 Subject to applicable laws, the Board may, at any time and from time to time, terminate or amend the Plan in any respect.

14. Tax Consequences: All tax consequences and obligations regarding any other compulsory payments arising from the grant or exercise of any Option, from the payment for, or the subsequent disposition of, Shares covered thereby or from any other event or act (of the Parent or the Company or the Grantee) hereunder, shall be borne solely by the Grantee, and the Grantee shall indemnify the Parent or the Company and the Trustee and hold them harmless against and from any and all liability for any such tax or other compulsory payment, or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax or other compulsory payment from any payment made to the Grantee.

15. Miscellaneous:

15.1 Continuance of Employment. Neither the Plan nor the grant of an Option thereunder shall impose any obligation on the Company to continue the employment of any Grantee, and nothing in the Plan or in any Option granted pursuant thereto shall confer upon any Grantee any right to continue in the employ of the Company, or restrict the right of the Company to terminate such employment at any time.

15.2 Governing Law. The Plan and all instruments issued thereunder or in connection therewith, shall be governed by, and interpreted in accordance with, the laws of the State of Israel.

15.3 Application of Funds. The proceeds received by the Parent from the exercise of Options granted under the Plan will be used for general corporate purposes of the Parent.

15.4 Multiple Agreements. The terms of each Option may differ from other Options granted under the Plan at the same time, or at any other time. The Committee may also grant more than one Option to a given Grantee during the term of the Plan, either in addition to, or in substitution for, one or more Options previously granted to that Grantee. The grant of multiple Options may be evidenced by a single Notice of Grant or multiple Notices of Grant, as determined by the Committee.

15.5 Non-Exclusivity of the Plan. The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

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